Exhibit 5.1

[MASLON LLP LETTERHEAD]

December 19, 2018

Precision Therapeutics Inc.

2915 Commers Drive, Suite 900

Eagan, Minnesota 55121

Re: Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel for Precision Therapeutics Inc., a Delaware corporation (the “Company”), in connection with registration on the Company’s Registration Statement on Form S-3 (Registration Statement No. 333-________) (the “Registration Statement”), under the Securities Act of 1933 (the “Act”), of the resale by the selling stockholders named therein (the “Selling Stockholders”) of an aggregate of 4,101,219 shares (the “Shares”) of the Company’s common stock, $.01 par value, including (i) 2,028,328 shares (the “Conversion Shares”) issuable upon the conversion of the Company’s Senior Secured Promissory Notes (the “Notes”) held by two of the Selling Stockholders, (iii) 1,422,891 shares (the “Warrant Shares”) issuable upon the exercise of warrants held by the Selling Stockholders (the “Warrants”) and (iii) 650,000 shares (the “Inducement Shares”) issued to the two of the selling stockholders or their affiliates as additional consideration for their $2,000,000 investment in the Company (with net proceeds to the Company of $1,815,000).

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.

In arriving at the opinion expressed below, we have examined originals, or copies certified or otherwise identified to our satisfaction as being true and complete copies of the originals, of such documents, corporate records, certificates of officers of the Company and of public officials and other instruments as we have deemed necessary or advisable to enable us to render the opinions set forth below. In our examination, we have assumed without independent investigation the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies.

We express no opinion herein as to the laws of any state or jurisdiction other than the General Corporation Law of the State of Delaware (including the statutory provisions and all applicable judicial decisions interpreting those laws) and the federal laws of the United States of America.

Based upon the following and upon the representations and information provided by the Company, we hereby advise you that, in our opinion:

1.	The Conversion Shares have been duly authorized and the Conversion Shares, when issued upon conversion of the Notes in accordance with the terms of the Notes upon the satisfaction of conditions set forth therein, will be validly issued, fully paid and nonassessable;

2.	The Warrant Shares have been duly authorized and the Warrant Shares, when issued upon exercise of the Warrants in accordance with the terms of the Warrants upon the satisfaction of conditions set forth therein, will be validly issued, fully paid and nonassessable; and

3.	The Inducement Shares were duly authorized and validly issued, and are fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to the reference to our firm under the heading “Legal Matters” in the prospectus comprising a part of the Registration Statement. This opinion is expressed as of the date hereof unless otherwise expressly stated, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable laws.

Very truly yours,

/s/ MASLON LLP